Exhibit 99.1

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD & SCHAFFER, LLC
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP REPORTS FIRST QUARTER RESULTS

~ Increases Services Revenue 20%; Awarded Five New Contracts ~

~ Acquires DPS Data Group to Expand BPO Offering ~

~ Reiterates Full-Year Outlook ~

NEWTOWN, PA, APRIL 22, 2004 – ICT GROUP, INC. (NASDAQ: ICTG) today reported results for the first quarter ended March 31, 2004.

Revenue for the 2004 first quarter increased to $77.1 million, compared to $76.6 million in the prior year period. Net income for the 2004 first quarter was $224,000, or $0.02 per diluted share, compared to a net loss of $5.2 million or $0.42 per diluted share in last year’s first quarter, including the impact of pre-tax charges related to on-going class action litigation, of $560,000 in the first quarter of 2004 and $11.7 million in the first quarter of 2003.

As expected, 2004 first quarter profitability, exclusive of the aforementioned litigation costs, declined compared to last year’s first quarter, primarily as a result of the reduction in outbound sales business, costs associated with the ramp-up of new services agreements, investment in the Company’s international operations and unfavorable foreign exchange rates. The Company expects full-year 2004 profitability to significantly improve over the prior year.

“The pipeline for new business remains strong,” commented John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP. “We are pleased to announce that we were awarded five new customer care contracts in the first quarter of 2004 from clients in the pharmaceutical, financial services, technology and consumer industries. Implementation of these programs is beginning in the first half of the year and we expect to have several hundred workstations dedicated to these programs in our domestic and international contact centers by year-end 2004.”

The Company’s year-over-year revenue growth in this year’s first quarter resulted from continued gains in its services business and stabilization of the Company’s domestic consumer outbound telesales business. Services revenue increased 20% from the prior-year period to $49.5 million, or 64% of total Company revenue, driven by the growth of new and expanded contracts. Sales revenue declined 22% from the prior period to $27.6 million or 36% of total Company revenue. Domestic consumer outbound telesales revenue totaled $13.9 million for the quarter, in line with Company expectations.

ICT GROUP continued to invest in the expansion of its offshore operations in the first quarter. The Company is currently supporting 12 separate sales and services programs for eight

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ICT GROUP REPORTS FIRST QUARTER RESULTS (cont.)

different clients in the Philippines. To meet this strong demand, ICT GROUP plans to open a second center in Manila by mid-year and expects to have over 1,000 workstations in operation in the Philippines by year-end.

During the quarter, ICT GROUP also continued to invest in the development of its marketing and business process outsourcing (BPO) services to better leverage client relationships, capacity utilization and infrastructure investments. Approximately 10% of 2004 first quarter revenue was derived from market research, data collection, interactive voice response (IVR) and e-mail management services. To further expand these services, the Company acquired DPS Data Group, LLC, of Wilmington, Delaware, on April 5, 2004. DPS provides back-office business support services through relationships with strategic partners in Barbados, Mexico and India. These services include applications and claims processing, document scanning/imaging and data capture for companies in the healthcare and financial services industries. ICT GROUP expects the acquired DPS operation to generate approximately $3 million in revenue and contribute modestly to earnings during the balance of 2004.

For the second quarter of 2004, ICT GROUP currently expects total revenue in the range of $78 to $80 million, with net income of $0.05 to $0.07 per diluted share. The Company reiterates its full-year revenue guidance of $320 to $330 million with earnings in the range of $0.36 to $0.40 per diluted share. The Company expects to achieve sequential and year-over-year quarterly revenue growth throughout 2004 from the build-up of new programs and the expansion of services to existing customers. Full-year operating profitability is also expected to improve as a result of increased revenue and more favorable sourcing and product mix as well as the completion of the ramp-up of new contracts and new centers and the reduction of related costs. Second quarter and full-year 2004 earnings guidance is before any expenses related to the ongoing class action litigation.

Conference Call:

The Company will hold a conference call today, Thursday, April 22, 2004, at 10:00 a.m. Eastern Time. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through April 29, 2004.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer interaction and business services outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore

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ICT GROUP REPORTS FIRST QUARTER RESULTS (cont.)

and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, expansion of international operations, the ability of hedging activities and international pricing policies to mitigate currency risks, expected revenue increases under new and existing agreements, anticipated demand for services, ability to effectively deploy new technologies and expected benefits from acquisitions. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2003, and other documents, such as reports on Form 8-K and other reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to the following, many of which are outside ICT GROUP’s control: demand for ICT GROUP’s services, the cost to defend or settle litigation against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation against ICT GROUP, unanticipated labor difficulties, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

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ICT Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

REVENUE	$77,098	$76,579
OPERATING EXPENSES:
Costs of services	46,411	44,716
Selling, general and administrative	29,498	28,238
Litigation costs	560	11,700

	76,469	84,654

Operating income (loss)	629	(8,075)
Interest expense, net	294	200

Income (loss) before income taxes	335	(8,275)

Income tax provision (benefit)	111	(3,081)

Net income (loss)	$224	($5,194)

Diluted earnings (loss) per share	$0.02	($0.42)

Shares used in computing diluted earnings (loss) per share	12,953	12,394

Reconciliation of Net Income (Loss) to Adjusted Net Income to Eliminate the Effect of Charges Related to On-Going Class Action Litigation

Adjusted Results of Operations:
Income (loss) before income taxes	$335	($8,275)
Litigation costs	560	11,700

Adjusted income before income taxes	895	3,425

Adjusted income taxes	295	1,130

Adjusted net income	$600	$2,295

Adjusted earnings per share	$0.05	$0.18

Shares used in computing adjusted earnings per share	12,953	12,864

ICT Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13,810	$17,591
Accounts receivable, net	54,263	48,409
Other current assets	15,279	16,406

Total current assets	83,352	82,406

PROPERTY AND EQUIPMENT, net	47,983	47,612

OTHER ASSETS	5,644	5,694

	$136,979	$135,712

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$32,741	$32,406

LONG-TERM DEBT	31,000	30,000
OTHER LIABILITIES	2,687	2,755
TOTAL SHAREHOLDERS’ EQUITY	70,551	70,551

	$136,979	$135,712

Additional Information

WORKSTATIONS AT PERIOD END	8,473	8,323

NEWS RELEASE

ICT GROUP, INC.

800-799-6880